EXHIBIT 8.1

LIST OF SUBSIDIARIES

Subsidiary*	Jurisdiction of Incorporation	Name Under Which the Subsidiary Does Business
Cementos Selva S.A.	Perú

DinoSelva Iquitos S.A.C.	Perú	Dino Selva

Distribuidora Norte Pacasmayo S.R.L	Perú	Dino

Empresa de Transmisión Guadalupe S.A.C.	Perú

Fosfatos del Pacífico S.A.	Perú

Salmueras Sudamericanas S.A.	Perú

(*)   All subsidiaries are wholly owned, directly or indirectly, by Cementos Pacasmayo S.A.A., except for Salmueras Sudamericanas S.A. and Fosfatos del Pacífico S.A., in which Cemento Pacasmayo S.A.A. holds a 74.9% and 70.0% interest, respectively.